UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report: September 28, 2021
VIRCO MFG. CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-8777	95-1613718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2027 Harpers Way
Torrance	California	90501
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (310) 533-0474

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	VIRC	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Item 7.01 Regulation FD Disclosure.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2021, Virco Mfg. Corporation (the “Company”) and Virco Inc., a wholly owned subsidiary of the Company (together with the Company, the “Borrowers”), entered into an Amended and Restated Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association, as administrative agent and lender (the “Lender”). The Credit Agreement amends and restates the Revolving Credit and Security Agreement, dated as of December 22, 2011, by and among the Lender and the Borrowers, which agreement was amended multiple times (as so amended, the “Original Agreement”).

The material terms of the Credit Agreement are substantially the same as those of the Original Agreement, including providing the Borrowers with a secured revolving line of credit (the “Revolving Credit Facility”) of up to $65,000,000, with seasonal adjustments to the credit limit and subject to borrowing base limitations, and includes a sub-limit of up to $3,000,000 for the issuance of letters of credit. The Revolving Credit Facility is an asset-based line of credit that is subject to a borrowing base limitation and generally provides for advances of up to 85% of eligible receivables, plus a percentage equal to the lesser of 60% of the value of eligible inventory or 85% of the liquidation value of eligible inventory, plus a seasonal over advance amount equal to $15,000,000 during the months of January through July of each year, minus undrawn amounts of letters of credit and reserves. The Revolving Credit Facility is secured by substantially all of the Borrowers’ personal property and certain of the Borrowers’ real property.

The Revolving Credit Facility bears interest, at the Borrowers’ option, at either the Alternate Base Rate (as defined in the Credit Agreement) or the LIBOR Rate (as defined in the Credit Agreement), in each case plus an applicable margin. The applicable margin for Alternate Base Rate loans is a percentage within a range of 1.25% to 1.75%, and the applicable margin for LIBOR Rate loans is a percentage within a range of 2.25% to 2.75%, and may be increased at the Lender’s option by 2.0% during the continuance of an event of default. Accrued interest with respect to principal amounts outstanding under the Credit Agreement is payable in arrears on a monthly basis for Alternative Base Rate loans, and at the end of the applicable interest period, but at most every three months for LIBOR Rate loans.

Prior to the maturity date, principal amounts outstanding under the Credit Agreement may be repaid and reborrowed at the option of the Borrowers without premium or penalty, subject to borrowing base limitations, seasonal adjustments and certain other conditions. The principal amount outstanding under the Credit Agreement and any accrued and unpaid interest is due no later than March 19, 2023, and the Revolving Credit Facility is subject to an early termination fee upon an earlier termination of the Revolving Credit Facility.

The Credit Agreement permits the Company to issue dividends or make payments with respect to the Company’s capital stock in an aggregate amount up to $3,000,000 during any fiscal year, provided that no default shall have occurred or is continuing or would result from any such payment, and the Company must demonstrate pro forma compliance with a 12-month trailing fixed charge coverage ratio of not less than 1.20:1.00 as of the fiscal quarter immediately preceding the date of any such dividend or payment. The Credit Agreement also requires the Company to maintain a minimum fixed charge coverage ratio, and contains numerous other covenants that limit under certain circumstances the ability of the Borrowers and their subsidiaries to, among other things, merge with or acquire other entities, incur new liens, incur additional indebtedness, sell assets outside of the ordinary course of business, enter into transactions with affiliates, or substantially change the general nature of the business of the Borrowers.

The description set forth above is qualified in its entirety by the Credit Agreement, a copy of which is filed as an exhibit to this report and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.

On October 1, 2021, the Company issued a press release announcing the entry into the Credit Agreement and the terms thereof. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 10.1
Amended and Restated Revolving Credit and Security Agreement dated September 28, 2021 by and among Virco Mfg. Corporation and Virco, Inc., as borrowers, and PNC Bank, National Association, as the lender and administrative agent.

Exhibit 99.1	Press Release dated October 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRCO MFG. CORPORATION (Registrant)

Date: October 1, 2021	/s/ Robert A. Virtue
(Signature)
	Name:	Robert A. Virtue
	Title:	Chief Executive Officer and Chairman of the Board of Directors